RICHARD D. SURBER
                                Attorney at Law*
                               268 West 400 South
                                    Suite 300
                           Salt Lake City, Utah 84101
                            Telephone (801) 575-8073
                          *Admitted only in California


                                 August 1, 2000


Mr. Sal Casaccio
Learner's World
369 Avenue U

Brooklyn, New York 11223

RE: Settlement of Fees Agreement

Mr. Casaccio

         Due to the fact that over 583 hours have been incurred to complete and file the Form 10-SB and its subsequent comments and amendments, the Form 10-KSB and its subsequent comments and amendments, and the Forms 10-QSB, we have agreed to renegotiate the total fee which is to be paid to me for the aforesaid services. Myself and the support staff have spent over 583 hours to date to file
Section 12G forms on behalf of Learner's World and respond to comments thereon, which were received from the SEC. Additionally, as of today's date there remains an outstanding balance of $5,000 due as outlined in the fee agreement dated October 13, 1999. This letter will serve to memorialize the agreement which we have reached for the purpose of settling the question of the fees to be paid for our work to date on the Forms 10-SB, 10-KSB and 10-QSB for Learner's World. As full payment to me for the work of myself and staff in preparing the said filings for Learner's World, Inc. Learner's World, Inc. shall:

     o Issue to Richard D. Surber, pursuant to an S-8 Registration, two hundred seventy one thousand (271,000) shares of common stock of Learner's World, Inc., together with an option to purchase an additional two hundred fifty thousand (250,000) shares at an exercise price of $0.20 per share. The shares shall be issued, and the Option granted to Richard D. Surber, for services rendered and expenses incurred in the completion and filing of the Forms 10-SB, 10-KSB and 10-QSB for Learner's World, Inc. The aforesaid shares and Option shall be registered by Learner's World, Inc. with the Securities and Exchange Commission on a Form S-8 Registration to be filed by Learner's World, Inc.

     o The two hundred seventy one thousand (271,000) shares shall be issued immediately following the filing of the S-8 Registration by Learner's World registering the shares and option granted hereunder. The S-8 Registration of the shares and Option shall be filed within ten (10) business days of the signing of this agreement.

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


Sal Casaccio
RE: Settlement of Fees Aggrement

Page 2
August 1, 2000

     o The Option to purchase the additional two hundred fifty thousand shares shall be exercised within one year of the filing of the S-8 registration statement registering the shares and Option to be issued to Richard D. Surber pursuant to this agreement.

     o The issuance of the 271,000 free trading shares and grant of the 250,000 share option to purchase free trading shares shall cover all hourly and expense costs that have been incurred in the preparation of and filing of the Forms 10-SB, 10-KSB and 10-QSB for Learner's World through August 1, 2000.

This agreement covers the 583 + hours spent on all projects of Learner's World, Inc through August 1, 2000. These hours consisted of over 170 hours of legal time and 413 hours of paralegal and staff support time, valued in excess of $74,000. If additional work is carried out for Learner's World, an additional fee will be required.

Sincerely,

/s/ Richard D. Surber
-----------------------
Richard D. Surber, Esq

     Learner's World, Inc agrees to the terms outlined in this letter and acknowledges that fulfillment of these terms will serve as payment of all debts owed to Richard D. Surber, Esq. By Learner's World, Inc. as of August 1, 2000.

Learner's World, Inc.


   /s/ Sal Casaccio                                     August 1, 2000
---------------------------                         ------------------------
Sal Casaccio, CEO                                             Date




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